Exhibit 99.1

ALLERGAN AND MAP PHARMACEUTICALS ANNOUNCE COLLABORATION ON LEVADEX™

INVESTIGATIONAL THERAPY FOR ACUTE MIGRAINE

— Collaboration Intended to Expand Continuum of Care for Migraine Patients and Portfolio Offering

to Neurologists and Pain Specialists in United States —

IRVINE, Calif. and MOUNTAIN VIEW, Calif., January 31, 2011 – Allergan, Inc. (NYSE: AGN) and MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced a collaboration within the United States for LEVADEX™, a self-administered, orally inhaled therapy that has completed Phase III clinical development for the treatment of acute migraine in adults. MAP Pharmaceuticals currently anticipates submitting its New Drug Application (NDA) for LEVADEX™ with the United States Food and Drug Administration (FDA) in the first half of 2011.

LEVADEX™ contains a proprietary formulation of dihydroergotamine (DHE), a drug delivered via IV, injection or nasal spray and used in clinical practice today for the treatment of acute migraine. Utilizing MAP Pharmaceuticals’ proprietary drug delivery system, the TEMPO® inhaler, the unique formulation can be self-administered by the patient and is absorbed through the lungs. If approved, LEVADEX™ may offer an easy to use, at-home therapy option for acute migraine sufferers.

Under the terms of the collaboration, following potential FDA approval of LEVADEX™, Allergan and MAP Pharmaceuticals will co-promote LEVADEX™ to neurologists and pain specialists in the United States. Specifically, Allergan will leverage its existing U.S. sales force dedicated to headache specialists using BOTOX® for Chronic Migraine, which will be complemented by MAP Pharmaceuticals’ field sales force targeting neurologists and pain specialists. MAP Pharmaceuticals will retain all rights to commercialize LEVADEX™ outside the United States, as well as to primary care physicians within the United States.

“As a company devoted to the advancement of patient care in specialty areas, including neurosciences, we are pleased to partner with MAP Pharmaceuticals to realize the potential of LEVADEX™,” said David E.I. Pyott, Allergan’s Chairman of the Board and Chief Executive Officer. “If approved by the FDA, LEVADEX™ would present a continuum of care to neurologists and pain specialists, LEVADEX™ for acute migraine patients and BOTOX® for Chronic Migraine patients.”

“Allergan is an established leader in neurosciences with a proven track record of scientific innovation, securing FDA approvals and commercializing products to neurologists and pain specialists in the United States,” said Timothy S. Nelson, MAP Pharmaceuticals’ President and Chief Executive Officer. “Their commitment to neurosciences and their understanding of the needs of our target physicians for LEVADEX™ have been demonstrated through the ongoing evolution of BOTOX®, including its recent FDA approval for Chronic Migraine patients. They are the ideal partner to help us best serve this specialty segment and to provide the resources needed to successfully launch and commercialize LEVADEX™ upon potential FDA approval.”

As part of the collaboration, MAP Pharmaceuticals will be responsible for the manufacturing and distribution of LEVADEX™ in the United States, and for recording product revenue. Leveraging Allergan’s expertise in pursuing innovation and securing market authorization, the companies have also agreed, following potential approval of LEVADEX™ for the treatment of acute migraine in adults, to jointly develop LEVADEX™ for additional indications, including adolescent migraine and one additional headache disorder. The companies will work through joint committees to manage all development and commercial activities. MAP Pharmaceuticals will be responsible for obtaining NDA approval, and will retain ownership of the NDA.

MAP Pharmaceuticals will receive a $60 million up-front payment from Allergan and up to $97 million in additional payments upon meeting certain regulatory milestones associated with the initial indication. If LEVADEX™ receives FDA approval, the companies will equally share profits from sales of LEVADEX™ generated from its commercialization to neurologists and pain specialists in the United States.

MAP Pharmaceuticals Conference Call / Webcast Details

To participate in the live call today, on Monday, January 31, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time), please dial 877-280-7473 for domestic callers and 707-287-9370 for international callers. Individuals interested in listening to the call via webcast may do so by visiting the Investor Relations page of http://www.mappharma.com.

About LEVADEX™ Investigational Acute Migraine Therapy

LEVADEX™ is an investigational therapy for acute migraine that has completed Phase III clinical development. In the clinical trial, patients administered LEVADEX™ themselves using the proprietary TEMPO® inhaler. LEVADEX™ contains a novel formulation of dihydroergotamine (DHE). LEVADEX™ was evaluated in the efficacy portion of FREEDOM-301, MAP Pharmaceuticals’ Phase III pivotal trial, which included 395 patients in the LEVADEX™ arm and 397 patients in the placebo arm. In the Phase III trial, patients taking LEVADEX™ therapy had statistically significant improvement at two hours compared to patients on placebo for all four co-primary endpoints:

•	Pain relief: 58.7 percent of patients who received LEVADEX™ compared with 34.5 percent for placebo (p<0.0001);
•	Phonophobia free: 52.9 percent of patients who received LEVADEX™ compared with 33.8 percent for placebo (p<0.0001);
•	Photophobia free: 46.6 percent of patients who received LEVADEX™ compared with 27.2 percent for placebo (p<0.0001); and
•	Nausea free: 67.1 percent of patients who received LEVADEX™ compared with 58.7 percent for placebo (p=0.02).

The most common adverse event reported was medication aftertaste at six percent versus two percent for placebo. The next most common adverse event was nausea at five percent compared with two percent for placebo. There were no decreases in lung function, as measured by spirometry, between the active and placebo groups.

About Migraine

Common symptoms of migraine include recurrent headaches, nausea, vomiting, photophobia (sensitivity to light) and phonophobia (sensitivity to sound). According to the National Headache Foundation, most migraines last between four and 24 hours, but some last as long as three days.1 On average, migraine sufferers experience 1.5 migraine attacks monthly, although 25 percent of them experience one or more attacks weekly.2 The economic burden of migraine remains substantial despite existing treatments, with the direct and indirect costs of migraine in the United States estimated at over $20 billion annually.3, 4

About BOTOX® (onabotulinumtoxinA) Important Information

Indications

BOTOX® is a prescription medicine that is injected into muscles and used:

-	to treat headaches in adults with Chronic Migraine (15 or more days with headaches lasting four hours a day or longer) in people 18 years or older.

-	to treat increased muscle stiffness in elbow, wrist, and finger muscles with upper limb spasticity in people 18 years and older.

-	to treat the abnormal head position and neck pain that happens with cervical dystonia (CD) in people 16 years and older.

-	to treat certain types of eye muscle problems (strabismus) or abnormal spasm of the eyelids (blepharospasm) in people 12 years and older.

BOTOX® is also injected into the skin to treat the symptoms of severe underarm sweating (severe primary axillary hyperhidrosis) when medicines used on the skin (topical) do not work well enough in people 18 years and older.

It is not known whether BOTOX® is safe or effective to prevent headaches in patients with migraine who have 14 or fewer headache days each month (episodic migraine).

It is not known whether BOTOX® is safe or effective for other types of muscle spasms or for severe sweating anywhere other than your armpits.

1 Lipton, et al. Migraine Diagnosis and Treatment: Results From the American Migraine Study II. Headache. 2001:41:638-645.

2 Lipton, et al. Prevalence and Burden of Migraine in the United States: Data from the American Migraine Study II. Headache. 2001;41:646-657.

3 Hawkins, K, Wang, S, Rupnow, MFT. Direct Cost Burden Among Insured US Employees With Migraine. Headache. 2008;48:553-563.

4 Hawkins, K, Wang, S, Rupnow, MFT. Indirect Cost Burden of Migraine in the United States. J Occup Environ Med. 2007;49:368-374.

IMPORTANT SAFETY INFORMATION

BOTOX® may cause serious side effects that can be life threatening. Call your doctor or get medical help right away if you have any of these problems any time (hours to weeks) after injection of BOTOX®:

-	Problems swallowing, speaking, or breathing, due to weakening of associated muscles, can be severe and result in loss of life. You are at the highest risk if these problems are pre-existing before injection. Swallowing problems may last for several months.

-	Spread of toxin effects. The effect of botulinum toxin may affect areas away from the injection site and cause serious symptoms including: loss of strength and all-over muscle weakness, double vision, blurred vision and drooping eyelids, hoarseness or change or loss of voice (dysphonia), trouble saying words clearly (dysarthria), loss of bladder control, trouble breathing, trouble swallowing.

There has not been a confirmed serious case of spread of toxin effect away from the injection site when BOTOX® (onabotulinumtoxinA) has been used at the recommended dose to treat Chronic Migraine, severe underarm sweating, blepharospasm, or strabismus.

Do not take BOTOX® if you: are allergic to any of the ingredients in BOTOX® (see Medication Guide for ingredients); had an allergic reaction to any other botulinum toxin product such as Myobloc® or Dysport™; have a skin infection at the planned injection site.

For more information refer to the Medication Guide or talk with your doctor. You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch, or call 1-800-FDA-1088.

For more information on BOTOX® (onabotulinumtoxinA) please see BOTOX® full Product Information, including Medication Guide. Full Product Information, including Medication Guide has been provided to your doctor

About MAP Pharmaceuticals

MAP Pharmaceuticals is an emerging biopharmaceutical company focused on developing and commercializing new therapies to address undermet patient needs in neurology. The Company is developing LEVADEX™ orally inhaled therapy for the potential treatment of migraine and has reported positive results from the efficacy portion of its Phase 3 trial of LEVADEX™. In addition, MAP Pharmaceuticals generates new pipeline opportunities by applying its proprietary drug particle and inhalation technologies to enhance the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history. Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com

About Allergan, Inc.

Allergan is a multi-specialty health care company established 60 years ago with a commitment to uncover the best of science and develop and deliver innovative and meaningful treatments to help people reach their life’s potential. Today, we have more than 9,000 highly dedicated and talented employees, global marketing and sales capabilities with a presence in more than 100 countries, a rich and ever-evolving portfolio of pharmaceuticals, biologics and medical devices, and state-of-the-art resources in R&D, manufacturing and safety surveillance that help millions of patients see more clearly, move more freely and express themselves more fully. From our beginnings as an eye care company to our focus today on several medical specialties, including ophthalmology, neurosciences, obesity, urologics, medical aesthetics and dermatology, Allergan is proud to celebrate 60 years of medical advances and proud to support the patients and physicians who rely on our products and the employees and communities in which we live and work.

MAP Pharmaceuticals Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to the timing of the submission of the New Drug Application for MAP Pharmaceuticals’ LEVADEX™ product candidate and the potential benefits from the collaboration between MAP Pharmaceuticals and Allergan. Actual results may differ materially from current expectations based on risks and uncertainties affecting the Company’s business, including, without limitation, risks and uncertainties relating to clinical trials, the preparation and filing of a New Drug Application and the regulatory process to have the Company’s LEVADEX™ product candidate approved for commercial use, the availability, pricing and marketing of competitive products, including generic products, any inability to realize all of the anticipated benefits of the collaboration arrangement fully or on the anticipated timeline, a downturn in the pharmaceutical industry and unexpected variations in market growth and demand for migraine products. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, available at http://edgar.sec.gov.

Allergan Forward-Looking Statements

This press release contains “forward-looking statements,” including, but not limited to, the statements by David E.I. Pyott and Timothy S. Nelson and other statements regarding clinical trials, the preparation and filing of a New Drug Application for LEVADEX™, FDA approval of LEVADEX™, manufacturing, distribution and sales of LEVADEX™ as well as the safety, effectiveness, approvals, adverse events and market potential of LEVADEX™, BOTOX® and BOTOX® Cosmetic. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Allergan’s expectations and projections. Risks and uncertainties include, among other things, general industry and pharmaceutical market conditions; technological advances and patents attained by competitors; challenges inherent in the research and development and regulatory processes; challenges related to product marketing, such as the unpredictability of market acceptance for new products and/or the acceptance of new indications for such products; inconsistency of treatment results among patients; general economic conditions; and governmental laws and regulations affecting domestic and foreign operations. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning the above-referenced risk factors and other risk factors can be found in Allergan’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in Allergan’s 2009 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Additional information about Allergan is available at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 714-246-4636.

Map Pharmaceuticals Contacts

Nicole Foderaro

WCG

(415) 215-5643

nfoderaro@wcgworld.com

Allergan Contacts

Caroline Van Hove Crystal Muilenburg Jim Hindman Joann Bradley	(714) 246-5134 (media) (714) 246-5842 (media) (714) 246-4636 (investors) (714) 246-4766 (investors)

© 2011 Allergan, Inc. Irvine, CA 92612 and MAP Pharmaceuticals, Inc. Mountain View, CA 94043.

BOTOX® is a registered trademark owned by Allergan, Inc.

TEMPO®is a registered trademark owned by MAP Pharmaceuticals, Inc.

LEVADEX™ is a trademark owned by MAP Pharmaceuticals, Inc.

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